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                                                                   Exhibit 10.28

                                                                December 8, 2004

Mr. Earl G. Graves
Chairman and CEO
Earl G. Graves Ltd.
130 Fifth Avenue
New York, New York 10011

Dear Earl:

            This will confirm the following agreement relating to the deferral of your director's fees in 2005.

            1. All director's fees and retainers ("Fees") payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2005 through December 31, 2005 , will be deferred and paid to you in accordance with this letter agreement.

            2. Fees will be converted to Stock Equivalent Units in accordance with the Directors' Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A (the "Plan").

            3. Within 30 days of the date when you cease to be a Director of AMR Corporation, the Stock Equivalent Units accrued in 2005 pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock during the month when you ceased to be a Director of AMR Corporation.

            4. In the event of your death, the cash payment contemplated by paragraph 3 will be made to your named beneficiary under the Director's Term Life Insurance Policy maintained by the Corporation.

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            If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

                                                 Very truly yours,

                                                 Charles D. MarLett
                                                 Corporate Secretary

Accepted and agreed:

/s/ Earl G. Graves
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Earl G. Graves

12/29/04
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Date